Santander Consumer USA Inc. and Subsidiaries Consolidated Financial Statements for the Years Ended December 31, 2012 and 2011, and Independent Auditors’ Report

INDEPENDENT AUDITORS’ REPORT

The Board of Directors
Santander Consumer USA Inc.:

We have audited the accompanying consolidated financial statements of Santander Consumer USA Inc. and subsidiaries (the “Company”), which comprise the consolidated balance sheets as of December 31, 2012 and 2011, and the related consolidated statements of income and comprehensive income, equity, and cash flows for the years then ended and the related notes to the consolidated financial statements.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Company’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Santander Consumer USA Inc. and subsidiaries as of December 31, 2012 and 2011, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

February 28, 2013
Dallas, Texas

SANTANDER CONSUMER USA INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(dollars in thousands)

	December 31,	December 31,
	2012	2011
Assets

Cash and cash equivalents	$70,887	$54,409
Retail installment contracts, net (including finance receivables transferred
to special purpose entities of $14,154,689 and $13,901,004, respectively)	16,203,926	16,581,565
Restricted cash - equity transaction	—	1,158,200
Restricted cash - notes payable and lockbox collections	1,290,461	499,966
Accrued interest receivable	240,628	215,117
Receivables from lenders	61,894	134,138
Investments available for sale	95,600	188,299
Receivable from Santander Holdings USA, Inc. for taxes	—	10,009
Repossessed vehicles and other assets	131,819	106,613
Furniture and equipment, net of accumulated depreciation
of $57,630 and $50,830, respectively	13,462	19,138
Deferred tax asset	506,267	311,490
Goodwill	74,056	74,056
Intangible assets	52,644	51,371
Total assets	$18,741,644	$19,404,371

Liabilities and Equity

Liabilities:
Notes payable — $1,385,000 and $2,047,800 to affiliates, respectively	$3,684,553	$4,266,405
Notes payable related to securitized retail installment contracts	12,543,442	12,436,984
TALF loan payable	—	87,129
Accrued interest payable — $2,135 and $3,778 to affiliates, respectively	13,772	14,819
Accounts payable and accrued expenses— $59,067 and $98,513 to affiliates, respectively	156,550	219,033
Federal, state and other income taxes payable	3,038	23,476
Other liabilities	100,823	119,840
Total liabilities	16,502,178	17,167,686

Commitments and contingencies (Notes 11 and 17)

Equity:
Common stock, no par value — 250,000,000 shares authorized;
129,819,883 shares issued and outstanding	1,264,201	1,263,686
Additional paid-in capital	74,833	74,833
Accumulated other comprehensive loss	(9,164)	(11,496)
Retained earnings	869,664	889,661
Total stockholders’ equity	2,199,534	2,216,684
Noncontrolling interests	39,932	20,001
Total equity	2,239,466	2,236,685
Total liabilities and equity	$18,741,644	$19,404,371
See notes to consolidated financial statements.

SANTANDER CONSUMER USA INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(dollars in thousands)

	For the Year Ended December 31,
	2012	2011
Finance and other interest income	$2,948,502	$2,594,513
Interest expense — Including $77,611 and
$191,238 to affiliates, respectively	374,027	418,526
Net interest margin	2,574,475	2,175,987
Provision for loan losses on retail
installment contracts	1,122,452	819,221
Net interest margin after provision for credit
losses	1,452,023	1,356,766

Servicing fee income	34,135	251,394
Fees, commissions, and other	261,554	201,135
Total other income	295,689	452,529
Costs and expenses:
Salary and benefits expense	225,159	213,688
Servicing and repossession expense	136,554	155,857
Occupancy expense	29,522	27,528
Data processing, communication, and other expenses	167,928	160,010
Total costs and expenses	559,163	557,083
Income before income taxes	1,188,549	1,252,212
Income tax expense	453,615	464,034
Net income	734,934	788,178
Noncontrolling interests	19,931	19,981
Net income attributable to Santander
Consumer USA Inc shareholders	$715,003	$768,197

Net income	$734,934	$788,178
Other comprehensive income (loss):
Unrealized gains (losses) on cash flow hedges,
net of tax of $4,438 and $3,439	7,271	(5,677)
Unrealized losses on investments available for sale
net of tax of $3,027 and $3,886	(4,939)	(6,340)
Other comprehensive income (loss), net	2,332	(12,017)
Comprehensive income	$737,266	$776,161

See notes to consolidated financial statements.

SANTANDER CONSUMER USA INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EQUITY
(dollars in thousands)

			Accumulated
		Additional	Other			Total
	Common	Paid-In	Comprehensive	Retained	Noncontrolling	Stockholders’
	Stock	Capital	(Loss) Income	Earnings	Interests	Equity

Balance — January 1, 2011	$105,486	$74,833	$521	$586,777	$—	$767,617

Issuance of common stock	$1,158,200	$—	$—	$—	$—	$1,158,200
Issuance of common stock to
employees for notes receivable	2,077	—	—	—	—	2,077
Issuance of notes receivable to
employees for common stock	(2,077)	—	—	—	—	(2,077)
Net income	—	—	—	768,197	19,981	788,178
Other comprehensive income (loss),
net of taxes of $7,325	—	—	(12,017)	—	—	(12,017)
Sale of noncontrolling interest					20	20
Dividends	—	—	—	(465,313)	—	(465,313)
Balance — December 31, 2011	$1,263,686	$74,833	$(11,496)	$889,661	$20,001	$2,236,685

Repayment of employee loans	515	—	—	—	—	515
Accrued capital contribution	—	48,275	—	—	—	48,275
Receivable from shareholder	—	(48,275)	—	—	—	(48,275)
Net income				715,003	19,931	734,934
Other comprehensive income (loss),
net of taxes of $1,411	—	—	2,332	—	—	2,332
Dividends	—	—	—	(735,000)	—	(735,000)
Balance — December 31, 2012	$1,264,201	$74,833	$(9,164)	$869,664	$39,932	$2,239,466

See notes to consolidated financial statements.

SANTANDER CONSUMER USA INC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(dollars in thousands)

	For the Year Ended December 31,
	2012	2011
Cash flows from operating activities:
Net income	$734,934	$788,178
Adjustments to reconcile net income to net cash provided by operating activities:
Derivative expense	(8,326)	34,426
Provision for credit losses on retail installment contracts	1,122,452	819,221
Depreciation and amortization	187,349	258,224
Accretion of discount and capitalized origination costs — net	(273,462)	(237,856)
Stock-based compensation	608	3
Deferred tax expense (benefit)	(196,188)	3,203
Changes in assets and liabilities:
Accrued interest receivable	(25,511)	3,563
Accounts receivable	2,532	30,957
Federal income tax and other taxes	(10,429)	(191,092)
Other assets	(28,248)	72,443
Accrued interest payable	(1,474)	3,562
Other liabilities	(61,645)	(29,236)
Net cash provided by operating activities	1,442,592	1,555,596

Cash flows from investing activities:
Retail installment contracts originated or purchased from dealers	(8,244,373)	(5,470,648)
Retail installment contracts purchased from other lenders, net of acquired
debt and restricted cash	(76,689)	(3,650,450)
Collections on retail installment contracts	7,731,759	6,682,201
Disbursements for receivables from lenders	(18,180)	(4,138)
Receipts on receivables from lenders	90,424	100,000
Collections on investments available for sale	86,918	116,418
Purchases of furniture and equipment	(3,232)	(7,152)
Sales of furniture and equipment	2,108	—
Other assets acquired from third parties	—	(215,489)
Change in restricted cash	379,428	(1,111,210)
Other investing activities	(12,795)	(3,497)
Net cash used in investing activities	(64,632)	(3,563,965)

Cash flows from financing activities:
Proceeds from notes payable related to securitized retail installment contracts ―
net of debt issuance costs	7,999,556	10,405,352
Payments on notes payable related to securitized retail installment contracts	(7,957,572)	(6,021,658)
Payments on TALF loan payable	(87,129)	(108,925)
Proceeds from unsecured notes payable	1,680,611	6,454,019

Payments on unsecured notes payable	(3,295,651)	(6,080,699)
Proceeds from notes payable	16,265,837	4,838,496
Payments on notes payable	(15,232,649)	(7,775,715)
Proceeds from issuance of common stock	—	1,158,200
Repayment of employee notes	515	—
Dividends paid	(735,000)	(865,313)
Sale of noncontrolling interest	—	20
Net cash provided by (used in) financing activities	(1,361,482)	2,003,777

Net increase (decrease) in cash and cash equivalents	16,478	(4,592)

Cash — Beginning of year	54,409	59,001

Cash — End of year	$70,887	$54,409

Supplemental disclosures of cash flow information:
Cash paid during the year for:
Interest	$383,400	$410,265
Income taxes	$660,232	$652,681

Noncash investing and financing transactions:
Issuance of stock to employees for notes receivable	$—	$2,077
Transfers of retail installment contracts to repossessed vehicles	$841,058	$921,504

See notes to consolidated financial statements.

SANTANDER CONSUMER USA INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2012 AND 2011
(Dollars in thousands)

1.	Organization and Business
Santander Consumer USA Inc. and subsidiaries (“SCUSA” or the “Company”) is a specialized consumer finance company engaged in the purchase, securitization, and servicing of retail installment contracts. The Company acquires retail installment contracts principally from manufacturer‑franchised dealers in connection with their sale of used and new automobiles and light‑duty trucks primarily to nonprime customers with limited credit histories or past credit problems. The Company also originates receivables through a Web‑based direct lending program, purchases automobile retail installment contracts from other lenders, and services automobile and recreational and marine vehicle portfolios for other lenders.
Prior to December 31, 2011, the Company was owned 91.5% by Santander Holdings USA, Inc. (SHUSA), a subsidiary of Banco Santander, S.A. (“Santander”), and 8.5% by Mr. Thomas Dundon, Chief Executive Officer of SCUSA. On December 31, 2011, SCUSA completed the sale of common stock to Sponsor Auto Finance Holdings Series LP (“Auto Finance Holdings”), DDFS LLC (previously Dundon DFS LLC) (DDFS), and to certain members of SCUSA’s management. As a result of these transactions, SHUSA owns 65% of the Company, Auto Finance Holdings owns approximately 25%, DDFS owns approximately 10%, and certain other members of senior management own less than 1% (see Note 3).

2.	Summary of Significant Accounting Policies and Practices
The following is a description of the significant accounting policies of SCUSA. Such accounting policies are in accordance with United States generally accepted accounting principles (U.S. GAAP).
Principles of Consolidation — The accompanying consolidated financial statements include the accounts of SCUSA and its subsidiaries, including certain special purpose financing trusts utilized in securitization transactions (“Trusts”), which are considered variable interest entities (VIEs). Additionally, the Company has consolidated other VIEs for which it is deemed the primary beneficiary (see Note 16). All intercompany balances and transactions have been eliminated in consolidation.
Reclassifications – Certain prior year amounts have been reclassified to conform with classifications adopted in the current year. In addition other comprehensive income (OCI) is presented with the consolidated statements of income as a single continuous statement rather than with the consolidated statement of stockholders’ equity, due to the adoption of Financial Accounting Standards Board (FASB) Accounting Standards Update (ASU) 2011-05, Comprehensive Income.

Corrections – Certain amounts in the prior year consolidated financial statements have been corrected, as follows: the presentation of issuance of employee notes for common stock on a gross basis rather than net in the consolidated statement of equity; and the presentation of proceeds from and payments on notes payable on a gross basis rather than net in the consolidated statement of cash flows.
Use of Estimates — Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities, revenue and expenses, and the disclosure of contingent assets and liabilities to prepare these consolidated financial statements in conformity with U.S. GAAP. The Company consistently uses estimates for the determination of loan loss allowance, discount accretion, impairment, values of repossessed assets, and income taxes. These estimates, although based on actual historical trends and modeling, may potentially show significant variances over time.
Retail Installment Contracts — Net — Retail installment contracts — net, consist largely of nonprime automobile finance receivables, which are acquired individually from dealers at a nonrefundable discount from the contractual principal amount. Retail installment contracts also consist of receivables originated through a direct lending program and loan portfolios purchased from other lenders. Retail installment contracts acquired individually or originated directly are classified as held-for-investment and carried at amortized cost, net of allowance for loan losses. Most of the Company’s retail installment contracts are pledged under its warehouse lines of credit or securitization transactions.
Interest is accrued when earned in accordance with the terms of the retail installment contract. The accrual of interest is discontinued and reversed once a retail installment contract becomes past due 61 days or more, and is resumed and reinstated if a delinquent account subsequently becomes less than 61 days past due. The amortization of discounts and other origination costs on retail installment contracts acquired individually or through a direct lending program are recognized as adjustments to the yield of the related contract using the effective interest method. The Company estimates future principal prepayments and defaults in the calculation of the constant effective yield.
Provision for Credit Losses — Provisions for loan losses are charged to operations in amounts sufficient to maintain the credit loss allowance at a level considered adequate to cover probable credit losses inherent in the retail installment contracts. Probable losses are estimated based on contractual delinquency status and the Company’s historical loss experience.
In addition, loss allowances are maintained to reflect the Company’s judgment of estimates of the value of the underlying collateral, bankruptcy trends, economic conditions, such as unemployment rates, changes in the used vehicle value index, delinquency status, historical collection rates and other information in order to make the necessary judgments as to probable credit losses on retail installment contracts.
Receivables are charged off against the allowance in the month in which the account becomes 120 days contractually delinquent if the Company has not repossessed the related vehicle. The Company charges off accounts in repossession when the automobile is repossessed and legally available for disposition. A charge‑off represents the difference between the estimated net sales proceeds and the amount of the delinquent contract. Accounts in repossession that have been charged off and are pending liquidation are removed from auto retail installment contracts and the related repossessed automobiles are included in repossessed vehicles and other assets in the Company’s consolidated balance sheets.

Purchased Receivables Portfolios — For receivables portfolios purchased from other lenders, purchased at amounts less than the principal amount of those receivables, resulting in a discount to par, the discount was attributable, in part, to estimated future credit losses that did not exist at the origination of the loans.
A nonaccretable difference is the excess between the contractually required payments and the amount of cash flows, considering the impact of prepayments, expected to be collected. An accretable yield is the excess of the cash flows, considering the impact of prepayments, expected to be collected over the initial investment of the loans.
Any deterioration in the performance of the purchased portfolios results in an incremental provision for loan losses. Improvements in performance of the purchased pools which significantly increase actual or expected cash flows results in first a reversal of previously recorded allowance for loan losses and then in a transfer of the excess from nonaccretable difference to accretable yield, which will be recorded as finance income over the remaining life of the receivables.
Sales of Retail Installment Contracts — The Company accounts for sales of retail installment contracts into Trusts in accordance with FASB Accounting Standards Codification (ASC) 860, Transfers and Servicing. The Company transfers retail installment contracts into newly formed Trusts which then issue one or more classes of notes payable backed by the retail installment contracts.
The Company’s continuing involvement with the credit facilities and Trusts are in the form of servicing loans held by the special purpose entities (SPEs) and through holding a residual interest in the SPE. These transactions are structured without recourse. The Trusts are considered VIEs under U.S. GAAP and are consolidated because the Company has: (a) power over the significant activities of the entity and (b) an obligation to absorb losses or the right to receive benefits from the VIE which are potentially significant to the VIE.
The Company has power over the significant activities of those Trusts as servicer of the financial assets held in the Trust. Servicing fees are not considered significant variable interests in the Trusts; however, because the Company also retains a residual interest in the Trust, either in the form of a debt security or equity interest, the Company has an obligation to absorb losses or the right to receive benefits that are potentially significant to the SPE. Accordingly, they are consolidated within the consolidated financial statements, and the associated retail installment contracts, borrowings under credit facilities and securitization notes payable remain on the consolidated balance sheets.
While these Trusts are included in the consolidated financial statements, these subsidiaries are separate legal entities and the retail installment contracts and other assets held by these subsidiaries are legally owned by them and are not available to other creditors.
Cash and Cash Equivalents — For purposes of the consolidated statements of cash flows, the Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents. The Company has maintained balances in various operating and money market accounts in excess of federally insured limits.

Restricted Cash — Cash deposited to support securitization transactions, lockbox collections, and the related required reserve accounts is recorded in the Company’s consolidated balance sheet as restricted cash. Excess cash flows generated by the securitization trusts are added to the restricted cash reserve account, creating additional over‑collateralization until the contractual securitization requirement has been reached. Once the targeted reserve requirement is satisfied, additional excess cash flows generated by the Trusts are released to the Company as distributions from the Trusts. Lockbox collections are added to restricted cash and released when transferred to the appropriate warehouse line of credit or Trust.
At December 31, 2011, the Company had $1,158,200 in restricted cash related to sales of common stock. This restricted cash was used to pay down warehouse line borrowings on January 3, 2012.
The Company has several limited guarantees with Santander that provide explicit performance guarantees on certain servicer obligations related to the Company’s warehouse lines of credit and certain securitizations. As a result of those guarantees, the Company was permitted to commingle funds received on contracts that have been included in the securitizations and certain warehouse lines of credit and retain and remit cash to the respective collection accounts once a month prior to the distribution dates. However, due to downgrades in Santander’s credit ratings, the commingling rights were lost during 2012, and no funds were commingled as of December 31, 2012.
Investments — Investments the Company expects to hold for an indefinite period of time are classified as available for sale and carried at fair value with temporary unrealized gains and losses reported as a component of accumulated other comprehensive income within stockholders’ equity, net of estimated income taxes.
Investments of less than 20% ownership in privately held companies over which the Company has no significant influence are recorded using the cost method. Such investments of $6,000 at December 31, 2012, are included in repossessed vehicles and other assets in the accompanying consolidated balance sheets and other investing activities in accompanying consolidated statement of cash flows.
Income Taxes — The Company was included in the consolidated federal tax return of SHUSA through December 30, 2011. Under the tax sharing arrangement with SHUSA, the Company was responsible for federal tax liabilities on a separate return basis.
As a result of the common stock sale, as of December 31, 2011, the Company deconsolidated with SHUSA for federal tax return filing purposes. This ownership change also resulted in SCUSA deconsolidating from filings in certain states.
Income tax expense consists of income taxes currently payable and deferred income taxes computed using the asset and liability method. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. The deferred tax asset is subject to reduction by a valuation allowance in certain circumstances. This valuation allowance is recognized if it is more likely than not that some portion or all of the deferred tax asset will not be realized based on a review of available evidence. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Periodic reviews of the carrying amount of deferred tax assets are made to determine if the establishment of a valuation allowance is necessary. If based on the available evidence, it is more likely that not that all or a portion of the Company’s deferred tax assets will not be realized, a deferred tax valuation allowance is established. Consideration is given to all positive and negative evidence related to the realization of the deferred tax assets. Factors considered in this evaluation include historical financial performance, expectation of future earnings of an appropriate character, the ability to carry back losses to recoup taxes previously paid, length of statutory carryforward periods, tax planning strategies, and timing of reversals of temporary differences. Significant judgment is required in assessing future earnings trends and the timing of reversals of temporary differences. The evaluation is based on current tax laws as well as expectations of future performance.
The Company accounts for uncertainty in income taxes recognized in the consolidated financial statements in accordance with FASB ASC 740, Income Taxes, which requires that a more‑likely‑than‑not threshold be met before the benefit of a tax position may be recognized in the financial statements and prescribes how such benefit should be measured. It also provides guidance on derecognition, measurement, classification, interest and penalties, interim accounting periods, disclosure, and transition.
Furniture and Equipment — Furniture and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation is computed using the straight‑line method over the estimated useful lives of the respective assets, which range from three to ten years. Leasehold improvements are amortized over the shorter of the lease term or the estimated useful lives of the improvements. Expenditures for major renewals and betterments are capitalized. Repairs and maintenance expenditures are charged to operations as incurred.
Goodwill and Intangibles — Goodwill represents the excess of consideration paid over fair value of net assets acquired in business combinations. Intangibles represent intangible assets purchased or acquired through business combinations, including trade names and software development costs. Certain intangibles are amortized over their estimated useful lives. The Company follows the provisions of FASB ASC 350, Intangibles — Goodwill and Other, which requires that goodwill and indefinite‑lived intangibles be tested for impairment at least annually. No impairment expense was recorded in 2012 or 2011, and no accumulated impairment charges exist for goodwill or long-lived intangible assets.
Inventory of Repossessed Vehicles — Inventory of repossessed vehicles represents vehicles the Company has repossessed due to the borrowers’ default on the payment terms of the contracts. The Company records the vehicles at estimated fair value, net of estimated costs to sell. Repossessed vehicle inventory balances were $82,249 and $88,757 at December 31, 2012 and 2011, respectively.
Derivative Financial Instruments — Derivative financial instruments are recognized as either assets or liabilities in the consolidated balance sheets at fair value. The accounting for changes in the fair value of each derivative financial instrument depends on whether it has been designated and qualifies as a hedge for accounting purposes, as well as the type of hedging relationship identified. The Company does not use derivative instruments for trading or speculative purposes.

Interest Rate Swap Agreements - The Company uses interest rate swaps to hedge the variability of cash flows on securities issued by securitization Trusts and borrowings under the Company’s warehouse lines of credit. Certain interest rate swap agreements are designated and qualify as cash flow hedges and are highly effective in reducing exposure to interest rate risk from both an accounting and an economic perspective.
At hedge inception and at least quarterly, the interest rate swap agreements designated as accounting hedges are assessed to determine their effectiveness in offsetting changes in the cash flows of the hedged items and whether those interest rate swap agreements may be expected to remain highly effective in future periods.
The Company uses change in variable cash flows to assess hedge effectiveness of cash flow hedges on a prospective and retrospective basis. At December 31, 2012, all of the Company’s interest rate swap agreements designated as cash flow hedges are deemed to be effective hedges for accounting purposes. The Company uses the dollar offset method to measure the amount of ineffectiveness and a net earnings impact occurs when the cumulative change in the value of a derivative, as adjusted, is greater than the cumulative change in value of the discounted future cash flows of the forecasted transaction. The excess change in value (the ineffectiveness or over-hedge portion) is recognized in earnings.
The effective portion of the changes in the fair value of the interest rate swaps qualifying as cash flow hedges is included as a component of accumulated other comprehensive loss, net of estimated income taxes, as an unrealized gain or loss on cash flow hedges. These unrealized gains or losses are recognized as adjustments to income over the same period in which cash flows from the related hedged item affect earnings. Additionally, to the extent that any of these contracts are not considered to be perfectly effective in offsetting the change in the value of the cash flows being hedged, any changes in fair value relating to the ineffective portion of these contracts are recognized in interest expense on the consolidated statements of income and comprehensive income. The Company discontinues hedge accounting prospectively when it is determined that an interest rate swap agreement has ceased to be effective as an accounting hedge or if the underlying hedged cash flow is no longer probable of occurring.
The Company has also entered into interest rate swap agreements related to its securitization trusts and warehouse lines of credit that are not designated as hedges. These agreements are intended to reduce the risk of interest rate fluctuations. For the interest rate swap agreements not designated as hedges, any gains or losses are included in the Company’s earnings as a component of interest expense.
Interest Rate Cap Agreements - The Company purchased an interest rate cap agreement to limit floating rate exposures on securities issued in credit facilities. As part of the interest rate risk management strategy and when economically feasible, the Company may simultaneously sell a corresponding written option in order to offset the premium paid to purchase the interest rate cap agreement and thus retain the interest rate risk. Because these instruments entered into directly by the Company or through SPEs are not designated for hedge accounting, changes in the fair value of interest rate cap agreements purchased by the SPEs and written option sold by the Company are recorded in interest expense on the consolidated statements of income and comprehensive income.
Warrants - The Company is the holder of a warrant that gives it the right, if certain vesting conditions are satisfied, to purchase additional shares in a company in which it has a cost method investment. This warrant would allow SCUSA to increase its ownership in the invested company to approximately 25%.

Stock‑Based Compensation — In accordance with FASB ASC 718, Stock Compensation, the Company measures the compensation cost of stock-based awards using the estimated fair value of those awards on the grant date, and recognizes the cost as expense over the vesting period of the awards (see Note 20).
Recent Accounting Pronouncements — In April 2011, the FASB issued ASU No. 2011‑02, A Creditor’s Determination of Whether a Restructuring is a Troubled Debt Restructuring (ASU 2011‑02). ASU 2011‑02 clarifies existing guidance used by creditors to determine when a modification represents a concession. ASU 2011‑02 was adopted effective in 2011 (see Note 6).
In April 2011, the FASB issued ASU No. 2011‑03, Reconsideration of Effective Control for Repurchase Agreements. ASU 2011‑03 modifies the criteria for determining when repurchase agreements and other similar agreements would be accounted for as secured financings as opposed to sales with commitments to resell. The guidance in ASU 2011‑03 became effective for the Company January 1, 2012, and did not have a significant effect on the Company’s financial position, results of operations or cash flows.
In May 2011, the FASB issued ASU 2011‑04, Amendments to Achieve Common Fair Value Measurement and Disclosure Requirement in U.S. GAAP and IFRSs. ASU 2011‑04 provides guidance on how fair value should be determined where it is already required or permitted under U.S. GAAP. The guidance clarifies how a principal market is determined, addresses the fair value measurement of instruments with offsetting market or counterparty credit risks and the concept of valuation premise and highest and best use, extends the prohibition on blockage factors to all three levels of the fair value hierarchy, and requires additional disclosures. The amendments to ASC 820 became effective for the Company January 1, 2012, and did not have a significant effect on the Company’s financial position, results of operations, or cash flows.
In June 2011, the FASB issued ASU 2011‑05, Comprehensive Income. ASU 2011‑05 requires comprehensive income to be reported in either a single statement or in two consecutive statements reporting net income and OCI. The amendments do not change what items are reported in OCI or the requirement to report classification of items from OCI to net income. The guidance became effective for the Company January 1, 2012, except for the amendments relating to reclassification out of accumulated OCI, which were deferred indefinitely by the issuance of ASU 2011‑12 in December 2011. As a result of early adoption of ASU 2011-05, as of January 1, 2012, the Company retrospectively changed the presentation of comprehensive income to a single statement with the statement of income (see the consolidated statements of income and comprehensive income and consolidated statements of equity).
In September 2011, the FASB issued ASU 2011‑08, Intangibles — Goodwill and Other. ASU 2011‑08 requires companies to perform goodwill and indefinite‑life intangible asset impairment testing using a two‑step process. The amendments to the ASU permits companies to first assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform the two‑step impairment test. The amendments to ASC 350 became effective for the Company on January 1, 2012. The implementation of this guidance did not have a significant effect on the Company’s financial position, results of operations, or cash flows.

In July 2012, the FASB issued ASU 2012-2, Intangibles – Goodwill and Other. ASU 2012-2 is intended to simplify the testing of intangible assets for impairment by permitting an entity the option to first assess qualitative factors to determine whether it is more likely than not that the fair value of indefinite-lived intangible assets is less than its carrying amount. If an entity determines on the basis of the qualitative factors this is the case, then it is required to perform the currently prescribed two-step impairment test described in ASC 350. ASU 2012-2 will become effective for the Company January 1, 2013. The implementation of this guidance is not expected to have a significant effect on the Company’s financial position, results of operations, or cash flows.
In December 2011, the FASB issued ASU 2011‑11, Balance Sheet: Disclosures About Offsetting Assets and Liabilities. ASU 2011‑11 requires companies to disclose information about offsetting and related arrangements to enable users of its financial statements to understand the effect of those arrangements on its financial position. In January 2013, the FASB issued ASU 2013-01, Balance Sheet: Clarifying the Scope of Disclosures about Offsetting Assets and Liabilities. ASU 2013-01 amends and clarifies the scope of the disclosures required in ASU 2011-11. The amendments to ASC 210 become effective for the Company on January 1, 2013. The implementation of this guidance is not expected to have a significant effect on the Company’s financial position, results of operations, or cash flows.
In February 2013, the FASB issued ASU 2013-02, Comprehensive Income: Reporting of Amounts Reclassified out of Accumulated Other Comprehensive Income. ASU 2013-02 requires presenting information about amounts reclassified out of accumulated other comprehensive income and their corresponding effect on net income. This will present, in one place, information about significant amounts reclassified and, in some cases, cross-references to related footnote disclosures. The amendments to ASC 220 will be adopted by the Company beginning January 1, 2013. The implementation of this guidance is not expected to have a significant effect on the Company’s financial position, results of operations, or cash flows.
In February 2013, the FASB issued ASU 2013-03, Clarifying the Scope and Applicability of a Particular Disclosure to Nonpublic Entities. The amendments to ASC 825 clarify that the requirement to disclose “the level of the fair value hierarchy within which the fair value measurements are categorized in their entirety (Level 1, 2, or 3)” does not apply to nonpublic entities for items that are not measured at fair value in the statement of financial position but for which fair value is disclosed. The amendments to ASC 825 become effective for the Company January 1, 2013. The implementation of this guidance is not expected to have a significant effect on the Company’s financial position, results of operations, or cash flows.

3.	Equity Transactions
Investment Agreements
On October 20, 2011, the Company and SHUSA entered into an investment agreement with Auto Finance Holdings. Auto Finance Holdings is jointly owned by investment funds affiliated with Warburg Pincus LLC; Kohlberg Kravis Roberts & Co. L.P.; and Centerbridge Partners L.P. (collectively, the “New Investors”), as well as DFS Sponsor Investments LLC, a Delaware limited liability company affiliated with Mr. Dundon, CEO of SCUSA, and another SCUSA employee. Mr. Dundon is also a director of SCUSA and SHUSA. On October 20, 2011, SCUSA also entered into an investment agreement with DDFS, a Delaware limited liability company affiliated with Mr. Dundon.
On December 31, 2011, SCUSA completed the sale to Auto Finance Holdings of an aggregate number of 32,438,127.19 shares of common stock for an aggregate purchase price of $1 billion. On December 31, 2011, SCUSA also completed the sale to DDFS of 5,140,468.58 additional shares of common stock for aggregate consideration of $158.2 million. In addition, on December 31, 2011, SCUSA completed the sale to certain members of SCUSA’s management of 67,373.99 shares of common stock for notes receivable of approximately $2.1 million.
As a result of these transactions SHUSA, Auto Finance Holdings and DDFS own approximately 65%, 25%, and 10% of SCUSA, respectively, and certain members of management own less than 1%, as of December 31, 2012. The consideration paid by DDFS and SCUSA management was determined by the share price negotiated by SCUSA and Auto Finance Holdings.
Shareholders Agreement
On December 31, 2011, SHUSA, SCUSA, Auto Financing Holdings, DDFS, Mr. Dundon, and Santander entered into a shareholders agreement (the “Shareholders Agreement”). The Shareholders Agreement established certain board representation, governance, registration, and other rights for each investor with respect to their ownership interests in SCUSA. The Shareholders Agreement also requires unanimous approval of all shareholders for certain shareholder reserved matters.
Pursuant to the Shareholders Agreement, depending on SCUSA’s performance during 2014 and 2015, if SCUSA exceeds certain performance targets, SCUSA may be required to make a payment of up to $595 million in favor of SHUSA. If SCUSA does not meet such performance targets during 2014 and 2015, SCUSA may be required to make a payment to Auto Finance Holdings of up to the same amount. If an initial public offering (IPO) of SCUSA common stock takes place prior to the due date of the payment (February 29, 2016), the amount of the required payment will be adjusted and SHUSA or Auto Finance Holdings, rather than SCUSA, will be obligated to make the payment. However, if Auto Finance Holdings is no longer a shareholder in SCUSA after the IPO, it will have no obligation to make or right to receive any contingent payment. Any contingent payment made under any of the circumstances described herein will be recorded as an equity transaction and therefore will not be recorded until and unless determined to be due.

The Shareholders Agreement also provides that each of Auto Finance Holdings and DDFS will have the right to sell, and SHUSA will be required to purchase, their respective shares of SCUSA common stock, at its then fair market value, (i) at the fourth, fifth, and seventh anniversaries of the closing of the Investments, unless an IPO of SCUSA common stock has been previously consummated or (ii) in the event there is a deadlock with respect to certain specified matters which require the approval of the board of directors or shareholders of SCUSA.
Also pursuant to the Shareholders’ Agreement, an additional capital contribution from SHUSA to SCUSA would be required if the net change in value from purchase price as of December 31, 2012, of available-for-sale bonds and hedging instruments held by SCUSA at October 31, 2011, plus the net gain (loss) on sale on any such bonds and instruments held by SCUSA at October 31, 2011, and sold prior to December 31, 2012, was a negative amount. The contribution amount was capped at the net depreciation of the bonds and hedging instruments recorded in OCI, net of tax, as of October 31, 2011. As of December 31, 2012, the required payment was determined to be $48,275, the maximum possible amount, and was recorded as an accrued capital contribution and receivable from shareholder, both classified within additional paid-in capital. The payment was received on January 29, 2013.

4.	Retail Installment Contracts
Retail installment contracts at December 31, 2012 and 2011, are comprised as follows:

	December 31, 2012
	Loans	Purchased
	Acquired	Receivable
	Individually	Portfolios	Total

Gross retail installment contracts	$14,186,712	$4,406,891	$18,593,603
Loan loss allowance (see Note 5)	(1,555,362)	(218,640)	(1,774,002)
Discount	(348,571)	(293,097)	(641,668)
Capitalized origination costs	25,993	—	25,993
Retail installment contracts — net	$12,308,772	$3,895,154	$16,203,926

	December 31, 2011
	Loans	Purchased
	Acquired	Receivable
	Individually	Portfolios	Total

Gross retail installment contracts	$10,007,312	$8,613,488	$18,620,800
Loan loss allowance (see Note 5)	(993,213)	(215,262)	(1,208,475)
Discount	(439,217)	(415,701)	(854,918)
Capitalized origination costs	24,158	—	24,158
Retail installment contracts — net	$8,599,040	$7,982,525	$16,581,565

Interest receivable on purchased receivable portfolios totaled $39,955 and $86,972 at December 31, 2012 and 2011, respectively.
Contractual maturities of total retail installment contracts at December 31, 2012, are as follows:

2013	$1,424,396
2014	2,088,906
2015	1,467,799
2016	2,431,737
2017	4,075,904
Thereafter	7,104,861
$18,593,603

Retail installment contracts are collateralized by vehicle titles, and the Company has the right to repossess the vehicle in the event the consumer defaults on the payment terms of the contract. Most of the Company’s retail installment contracts are pledged against warehouse facilities or securitization bonds (see Note 11).
Borrowers on the Company’s retail installment contracts are located in Texas (16%), Florida (10%), California (9%), Georgia (5%), North Carolina (5%), and other states each individually representing less than 5% of the Company’s total retail installment contracts.
A portion of the discount received on contracts purchased from other lenders is attributable to the expectation that not all contractual cash flows will be received from the borrowers. These loans are accounted for in accordance with FASB ASC 310‑30, Loans and Debt Securities Acquired with Deteriorated Credit Quality. The excess of the estimated undiscounted principal, interest, and other cash flows expected to be collected over the initial investment in the acquired loans, or accretable yield, is accreted to interest income over the expected life of the loans using the effective interest rate method.
Changes in accretable yield for the years ended December 31, 2012 and 2011, were as follows:

	December 31, 2012	December 31, 2011
Balance at beginning of year	$1,373,174	$1,796,086
Additions (loans acquired during the year)	16,338	478,077
Accretion of accretable yield	(700,362)	(828,902)
Transfers from (to) nonaccretable discount	127,704	(72,087)
Balance at end of year	$816,854	$1,373,174

During the years ended December 31, 2012 and 2011, the Company acquired the following loan portfolios for which it was probable at acquisition that all contractually required payments would not be collected. The portfolios were purchased at a discount attributable to this deterioration of expected cash flows.

	December 31, 2012	December 31, 2011
Contractually required payments for loans acquired during the period	$142,383	$4,413,037
Cash flows expected to be collected on loans acquired during the period	$134,681	$4,307,187
Unpaid principal balance on loans acquired during the period	$130,270	$4,086,070
Recorded basis of loans acquired during the period	$118,343	$3,829,109

5.	Loan Loss Allowance and Credit Quality
Loan Loss Allowance
The Company estimates loan losses on individually acquired loans and loans acquired through purchased portfolios based on delinquency status, the Company’s historical loss experience, estimated values of underlying collateral, and various economic factors. The activity in the loan loss allowance on individually acquired loans for the years ended December 31, 2012 and 2011, was as follows:

	Year Ended	Year Ended
	December 31, 2012	December 31, 2011

Balance — beginning of year	$993,213	$702,999
Provision for credit losses on retail installment contracts	1,119,074	741,559
Charge-offs*	(1,000,178)	(711,665)
Recoveries on charged-off accounts	443,253	260,320
Balance — end of year	$1,555,362	$993,213

*Prior year charge-offs were previously presented net of recoveries

The activity in the loan loss allowance related to purchased receivable portfolios for the years ended December 31, 2012 and 2011, was as follows:

	Year Ended	Year Ended
	December 31, 2012	December 31, 2011
Allowance related to purchased receivable portfolios, beginning of year	$215,262	$137,600
Incremental provisions for purchased receivable portfolios	161,687	115,987
Incremental reversal of provisions for purchased receivable portfolios	(158,309)	(38,325)
Allowance related to purchased receivable portfolios, end of year	$218,640	$215,262

Delinquencies
Accounts that are 61 days or more past due are considered delinquent by the Company. The accrual of interest income is suspended on accounts that are 61 days or more past due, and prior accrued interest receivable is reversed. When an account is returned to a performing status of less than 61 days past due, the Company returns to accruing interest on the contract. A summary of delinquencies for the years ended December 31, 2012 and 2011, is as follows:

	December 31, 2012
	Loans Acquired	Purchased Receivables
	Individually	Portfolios	Total

Principal amount of performing retail installment contracts	$12,512,411	$3,390,320	$15,902,731
Principal 31-60 days past due	1,151,099	673,856	1,824,955
Delinquent principal over 60 days	523,202	342,715	865,917
Total principal amount of retail installment contracts	$14,186,712	$4,406,891	$18,593,603

	December 31, 2011
	Loans Acquired	Purchased Receivables
	Individually	Portfolios	Total

Principal amount of performing retail installment contracts	$8,920,205	$7,246,740	$16,166,945
Principal 31-60 days past due	743,474	942,543	1,686,017
Delinquent principal over 60 days	343,633	424,205	767,838
Total principal amount of retail installment contracts	$10,007,312	$8,613,488	$18,620,800

FICO Distribution — A summary of the credit risk profile by Fair Isaac Corporation (FICO) distribution, determined at origination, as of December 31, 2012 and 2011, was as follows:

	Percent of Portfolio
FICO Band	December 31, 2012	December 31, 2011

>650	17.7%	17.7%
650-601	25.3%	27.9%
600-551	28.2%	29.4%
550-501	18.8%	17.0%
<=500	10.0%	8.0%

6.    Troubled Debt Restructurings
The Company periodically agrees to grant a modification involving one or a combination of the following: a reduction in interest rate, a reduction in loan principal balance, an extension of the maturity date or a deferral of a contractual payment to the end of the loan. A change to a loan’s payment terms is considered to be a troubled debt restructuring (TDR) if the concession was granted to the borrower for economic or legal reasons related to the debtor’s financial difficulties and would not otherwise have been considered. As a result of the adoption of ASU 2011-02 on January 1, 2012, management changed its definition of TDRs to include all loans that meet the definition of a modification or are deferred at least twice. Additionally, management believes that all releases of liability in a bankruptcy proceeding represent TDRs.
In prior year the Company classified only certain loans that had been modified as TDRs, excluding certain other modifications and all deferrals. The disclosures of unpaid principal balance, recorded investment, number of contracts, and subsequent defaults as of and for the year ended December 31, 2011, have not been retrospectively adjusted. Because the Company’s standard loan loss provision methodology results in an allowance not significantly different from the amount required for TDRs, the adoption of ASU 2011-02 did not have a material impact on the provision for credit losses or the allowance for loan losses.
A summary of the Company’s performing and nonperforming TDRs at December 31, 2012 and 2011, is as follows:

	December 31, 2012	December 31, 2011
Performing debt restructure	$1,243,640	$145,860
Nonperforming debt restructure	239,440	17,666
Total TDR loans	$1,483,080	$163,526

A loan that has been classified as a TDR remains so until the loan is liquidated through payoff or chargeoff. Consistent with other of the Company’s loans, TDRs are placed on nonaccrual status when the account becomes past due 61 days or more, and return to accrual status when the account is under 61 days past due. Average recorded investment and income recognized on TDR loans for the years ended December 31, 2012 and 2011, are as follows:

	December 31, 2012	December 31, 2011

Average outstanding recorded investment in TDRs	$1,257,446	$153,263
Interest income recognized	$171,878	$12,569

TDR Impact on Allowance for Loan Losses
Prior to a loan being classified as a TDR, the Company generally estimates an appropriate allowance for loan loss based on delinquency status, the Company’s historical loss experience, estimated values of underlying collateral, and various economic factors, as described in Note 5. Once a loan has been classified as a TDR, impairment generally is measured based on present value of expected future cash flows considering all available evidence, including collateral values.
Selected information for loans that were newly classified as TDRs for the twelve month periods ended December 31, 2012 and 2011, is as follows:

	Year Ended December 31, 2012	Year Ended December 31, 2011
Troubled Debt Restructurings:

Outstanding recorded investment before TDR	$955,088	$106,237
Outstanding recorded investment after TDR	$949,883	$103,210

Number of contracts	66,883	8,621

Troubled debt restructurings that subsequently defaulted	$362,308	$70,161

Number of contracts	26,645	6,486

7.    Sales of Retail Installment Contracts
The Company structures its securitization transactions so that they do not meet the criteria for sale of retail installment contracts. Accordingly, in connection with a securitization, the retail installment contracts are transferred to special‑purpose finance subsidiaries of SCUSA and the related securitization debt issued by the special‑purpose finance subsidiaries remains on the Company’s consolidated balance sheets. While these subsidiaries are included in the Company’s consolidated financial statements, they are separate legal entities and the retail installment contracts and other assets held are legally owned by them. The securitized retail installment contracts are available to satisfy the related securitization debt and are not available to creditors of SCUSA or its other subsidiaries.

The Company recognizes finance charges and fee income on the retail installment contracts and interest expense on the debt issued in the securitization transactions, and records a provision for loan losses to cover probable future losses on the contracts. The Company securitized $9,197,555 and $10,448,897 of auto retail installment contracts under secured financings in 2012 and 2011, respectively. Additionally, the Company issued notes payable related to securitized retail installment contracts of $8,077,216 and $10,424,594 in 2012 and 2011, respectively.

8.	Receivables from Lenders
The Company periodically enters into financing agreements with other lenders. These agreements are collateralized by retail installment contracts. These agreements are treated as financings in the Company’s consolidated financial statements.
In 2010, the Company entered into a residual warehouse credit facility arrangement with committed borrowings up to $100,000. The facility has a maturity date of December 31, 2019, and bears variable interest rate at LIBOR plus a margin. Per the amended and restated loan and servicing agreement dated December 31, 2012, if the borrower fails to offer a specified percentage of its retail installment contracts to the Company, the credit limit of $100,000 can be reduced to $25,000 or the margin on the facility will increase (at the borrower’s option). The facility balance was $25,000 and $100,000 at December 31, 2012 and 2011, respectively.
Additionally, the Company maintains a revolving floor plan inventory credit facility agreement with the third party with committed borrowings up to $52,520. At December 31, 2012 and 2011, the revolving credit facility balance was $36,894 and $34,138, respectively, and was collateralized by a security interest in automobile inventory totaling $270,733 and $138,975, respectively.

9.	Investments Available for Sale
The amortized cost and estimated fair value of the Company’s available-for-sale investments are as follows:

December 31, 2012
		Gross	Gross
	Amortized	Unrealized	Unrealized	Estimated
	Cost	Gains	Losses	Fair Value

Asset-backed securities	$90,355	$5,245	$—	$95,600

December 31, 2011
		Gross	Gross
	Amortized	Unrealized	Unrealized	Estimated
	Cost	Gains	Losses	Fair Value

Asset-backed securities	$175,087	$13,212	$—	$188,299

A portion of these investments was eligible collateral under the Federal Reserve Bank of New York’s Term Asset‑Backed Securities Loan Facility (TALF) and was pledged as collateral under the Company’s related borrowing until the borrowing was paid off in July 2012. As of December 31, 2012, $83,770 of the investments was pledged as collateral for a repurchase facility (see Note 11).
The weighted‑average interest rate and contractual maturity by year on these investments at December 31, 2012, were as follows:

2014, 3.73%	$7,793
2015, 9.45%	66,789
2016, 9.45%	15,773
Investments available for sale	$90,355

10.	Goodwill and Intangibles
The carrying amount of goodwill for the years ended December 31, 2012 and 2011, was unchanged.
For each of the years ended December 31, 2012 and 2011, goodwill amortization of $5,463 was deductible for tax purposes. The components of intangible assets at December 31, 2012 and 2011, were as follows:

	December 31, 2012
		Gross		Net
	Useful	Carrying	Accumulated	Carrying
	Life	Amount	Amortization	Value

Amortized intangible assets:
Customer relationships	10 years	$12,400	$(5,683)	$6,717
Software and technology	3 years	10,293	(2,666)	7,627
Trademarks	3 years	2,347	(2,347)	—
Intangible assets not subject to
amortization — trademarks		38,300	—	38,300
Total		$63,340	$(10,696)	$52,644

	December 31, 2011
		Gross		Net
	Useful	Carrying	Accumulated	Carrying
	Life	Amount	Amortization	Value

Amortized intangible assets:
Customer relationships	10 years	$12,400	$(4,443)	$7,957
Software and technology	3 years	10,849	(6,322)	4,527
Trademarks	3 years	2,347	(1,760)	587
Intangible assets not subject to
amortization — trademarks		38,300	—	38,300
Total		$63,896	$(12,525)	$51,371

Amortization expense on the assets was $5,487 and $4,836 for the years ended December 31, 2012 and 2011, respectively. Estimated future amortization expense is as follows:

2013	$4,685
2014	4,104
2015	2,558
2016	1,240
2017	1,240
Thereafter	517
$14,344

The weighted‑average useful life for the Company’s amortizing intangible assets was 6.3 years and 7.3 years at December 31, 2012 and 2011, respectively.

11.	Debt
The following tables present information regarding SCUSA borrowings and other debt obligations as of December 31, 2012 and 2011:

	December 31, 2012
			Effective	Assets	Restricted Cash
	Balance	Credit Limit	Rate	Pledged	Pledged
Notes Payable
Warehouse lines with Santander and related subsidiaries, due December 2015 (a)	$1,385,000	$4,500,000	1.65%	$311,475	$—

Warehouse line, due March 2013	228,123	228,123	1.33%	468,425	11,127
Warehouse line, due May 2013	239,800	500,000	0.81%	335,847	—
Warehouse line (b)	45,600	1,918,236	0.95%	57,005	204
Warehouse line, due June 2014	600,300	1,500,000	0.91%	740,356	17,169
Warehouse line, due December 2014	256,600	500,000	0.90%	316,182	6,051
Warehouse line, due May 2016	81,764	81,764	0.96%	96,248	6,057
Repurchase facility, due April 2013 (c)	847,366	847,366	1.32%	83,770	30,052
Total facilities with third parties	2,299,553	5,575,489		2,097,833	70,660
Total notes payable	$3,684,553	$10,075,489		$2,409,308	$70,660

Notes payable related to securitized retail installment contracts	$12,543,442		2.03%	$15,876,333	$1,093,648

	December 31, 2011
			Effective	Assets	Restricted Cash
	Balance	Credit Limit	Rate	Pledged	Pledged
Notes Payable
Warehouse lines with Santander and related subsidiaries, due December 2015 (a)	$2,047,800	$4,500,000	2.06%	$289,678	$1,157,661

Warehouse line, due March 2013	346,365	228,123	1.35%	571,774	3,688
Warehouse line, due May 2013	258,700	500,000	1.25%	289,266	—
Warehouse line (b)	272,200	1,918,236	2.15%	334,624	1
Warehouse line, due June 2014	731,100	1,500,000	1.28%	797,151	—
Warehouse line, due December 2014	386,900	500,000	1.07%	427,608	—
Warehouse line, due May 2016	—	81,764		—	—
Repurchase facility, matured March 2012	223,340	223,340	2.05%	—	—
Total facilities with third parties	2,218,605	4,951,463		2,420,423	3,689
Total notes payable	$4,266,405	$9,451,463		$2,710,101	$1,161,350

Notes payable related to securitized retail installment contracts	$12,436,984		2.25%	$14,968,051	$381,721

TALF	$87,129		2.93%	$188,299	$—

(a) These lines also are collateralized by securitization notes payable and residuals retained by the Company. As of December 31, 2012 and 2011, $334,400 and $70,119 of the warehouse lines were unsecured, respectively.

(b) One-fourth of the outstanding capacity on this facility matures on each of the following dates: March 21, 2013; November 22, 2013; March 21, 2014; and November 21, 2014

(c) The repurchase facilities are also collateralized by securitization bonds and residuals retained by the Company. No portions of these facilities are unsecured.

Notes Payable – Warehouse Lines and Repurchase Facilities
Except for the unsecured portion of the warehouse line with Santander, the warehouse lines and repurchase facility are fully collateralized by a designated portion of the Company’s retail installment contracts (see Note 4), residuals on securitization notes payable and securitization notes payable retained by the Company. The repurchase facility is also collateralized by the Company’s available-for-sale securities (see Note 9). The Company was in compliance with all covenants related to these financing arrangements at December 31, 2012 and 2011.

Notes Payable Related to Securitized Retail Installment Contracts
Notes payable related to securitized retail installment contracts are structured as secured financings. The principal and interest on these notes are paid using the cash flows from the underlying retail installment contracts, which serve as collateral for the notes. Accordingly, the timing of the principal payments on these notes is dependent on the payments received on the underlying retail installment contracts, which back the notes. The weighted‑average interest rate and final contractual maturity by year on these notes at December 31, 2012, were as follows:

2013, 0.30%	$487,338
2014, 1.72%	726,822
2015, 1.15%	3,282,900
2016, 1.74%	2,150,823
2017, 2.61%	3,256,584
Thereafter, 3.05%	2,668,832
12,573,299

Less unamortized debt issuance costs	29,857

Notes payable related to securitized retail installment contracts	$12,543,442

Unamortized debt issuance costs are amortized as interest expense over the terms of the related notes payable using a method that approximates the interest method. Amortization of the purchase accounting adjustment on acquired notes payable is also included in interest expense using a method that approximates the interest method, over the estimated remaining life of the acquired notes. Total interest expense on the securitized notes for 2012 and 2011 was $229,746 and $178,993, respectively.
TALF Loan Payable
The Company’s TALF loan was obtained under the TALF program and was collateralized by the investments available for sale. The principal and interest on the loan were paid using the cash flows from the underlying investments available for sale. Accordingly, the timing of the principal payments on this loan was dependent on the payments received on the underlying investments available for sale. Total interest expense on the loan payable was $999 and $3,711 for the years ended December 31, 2012 and 2011, respectively. The loan had a weighted‑average fixed interest rate of 2.93% at December 31, 2011, and was paid off in 2012.

12.	Securitization Activity
A summary of the cash flows received from securitization trusts during the years ended December 31, 2012 and 2011, is as follows:

	2012	2011

Receivables securitized	$9,197,555	$10,448,897

Gross proceeds from new securitizations	$8,023,840	$10,424,594
Cash received for servicing fees	420,315	287,654
Cash received upon release from reserve and restricted cash accounts	38,693	26,995
Total cash received from securitization trusts	$8,482,848	$10,739,243

The Company retains servicing responsibility for receivables transferred to the Trusts. Included in servicing fee income is a monthly servicing fee on the outstanding principal balance. Supplemental fees, such as late charges, for servicing the receivables are reflected in fees, commissions and other income. As of December 31, 2012 and 2011, the Company was servicing $15,876,333 and $14,968,051, respectively, of gross retail installment contracts that have been transferred to the Trusts.

13.	Derivative Financial Instruments
The Company has interest rate swap agreements that were designated as hedges for accounting purposes with underlying notional amounts of $2,321,085 and $4,753,525 at December 31, 2012 and 2011, respectively. The aggregate fair value of these interest rate swap agreements was a liability of $20,759 and $32,395 at December 31, 2012 and 2011, respectively, and is included in other liabilities on the Company’s consolidated balance sheets.
The Company also has interest rate swap agreements that are not designated as hedges for accounting purposes with underlying notional amounts of $2,712,711 and $4,171,822 at December 31, 2012 and 2011, respectively. The aggregate fair value of these interest rate swap agreements was a liability of $52,546 and $61,373 at December 31, 2012 and 2011, respectively. These amounts are also included in other liabilities on the Company’s consolidated balance sheets.
The Company has an interest rate cap agreement that is not designated as a hedge for accounting purposes with an underlying notional amount of $1,169,707 as of December 31, 2012. The aggregate fair value of the interest rate cap agreement was a liability of $49 at December 31, 2012. The Company also has a corresponding written option in order to offset the premium paid to purchase the interest rate cap agreement with an underlying notional amount of $1,169,707 as of December 31, 2012. The aggregate fair value of the written option was an asset of $49 at December 31, 2012.
The Company is the holder of a warrant that gives it the right, if certain vesting conditions are satisfied, to purchase additional shares in a company in which it has a cost method investment. This warrant was issued in 2012 and is carried at its estimated fair value of zero at December 31, 2012.

Gross losses reclassified from accumulated OCI to income and gross losses recognized in income are included as components of interest expense. The Company’s interest rate swap agreements had effects on its consolidated statements of income and comprehensive income for the years ended December 31, 2012 and 2011, as follows:

For the Year Ended December 31, 2012
		Gross Gains (Losses)	Gross Gains (Losses)
	Gross	Recognized in	Reclassified From
	Gains (Losses)	Accumulated Other	Accumulated Other
	Recognized in	Comprehensive	Comprehensive Income
	Interest Expense	Income	to Interest Expense

Interest rate swap agreements designated as hedges	$—	$(11,709)	$(26,190)

Interest rate swap agreements not designated as hedges	$(8,326)

For the Year Ended December 31, 2011
		Gross Gains (Losses)	Gross Gains (Losses)
	Gross	Recognized in	Reclassified From
	Gains (Losses)	Accumulated Other	Accumulated Other
	Recognized in	Comprehensive	Comprehensive Income
	Interest Expense	Income	to Interest Expense

Interest rate swap agreements designated as hedges	$—	$(39,557)	$(30,305)

Interest rate swap agreements not designated as hedges	$(88,591)

The Company estimates that approximately $13 million of unrealized losses included in accumulated other comprehensive loss will be reclassified into earnings within the next twelve months.
The ineffectiveness related to the interest rate swap agreements designated as hedges was not material for the years ended December 31, 2012 and 2011.

14.	Income Taxes
The components of the provision for income taxes for the years ended December 31, 2012 and 2011, were as follows:

	2012	2011

Current income tax expense:
Federal	$610,161	$417,767
State	39,642	43,064
Total current income tax expense	649,803	460,831

Deferred income tax expense (benefit):
Federal	(183,313)	2,684
State	(12,875)	519
Total deferred income tax expense (benefit)	(196,188)	3,203

Total income tax expense	$453,615	$464,034

The reconciliation of the federal statutory income tax rate to the Company’s effective income tax rates for the years ended December 31, 2012 and 2011, is as follows:

	2012	2011

Federal statutory rate	35.0%	35.0%
State and local income taxes — net of federal income tax benefit	2.4%	2.2%
Valuation allowance	1.9%
Other	-1.1%	-0.1%
Effective income tax rate	38.2%	37.1%

The Company is a party to a tax sharing agreement requiring that the unitary state tax liability among affiliates included in unitary state tax returns be allocated using the hypothetical separate company tax calculation method. At December 31, 2012, the Company had a net payable to affiliates under the tax sharing agreement of $659, which was included in Federal, state, and other income taxes payable in the consolidated balance sheet. At December 31, 2011, the Company had a federal income tax receivable from its parent, SHUSA, totaling $10,009, which was included in receivable from SHUSA in the consolidated balance sheet.

The tax effect of temporary differences between the financial reporting and income tax-basis of assets and liabilities at December 31, 2012 and 2011, are as follows:

	2012	2011
Deferred tax assets:
Debt issuance costs	$4,886	$4,797
Allowance for loan losses	371,429	187,313
Receivables from lenders	—	18,010
Mark-to-market adjustments	18,918	22,494
Original purchase discount on investments	116,310	81,137
Capital loss carryforwards	24,108	—
Basis difference in consolidated VIEs	8,991	—
Other	16,973	13,415
Total gross deferred tax assets	561,615	327,166

Deferred tax liabilities:
Capitalized origination costs	(14,189)	(8,159)
Goodwill	(6,767)	(4,800)
Furniture and equipment	(6,784)	(1,639)
Other	(5,227)	(1,078)
Total gross deferred tax liabilities	(32,967)	(15,676)

Valuation allowance	(22,381)	—

Net deferred tax asset	$506,267	$311,490

As of December 31, 2012, the Company had recorded a valuation allowance for capital loss carryforwards for which it does not have a tax-planning strategy in place to recognize before their expiration in 2017.

A reconciliation of the beginning and ending balances of gross unrecognized tax benefits is as follows:

Federal, state, and local tax

Gross unrecognized tax benefits balance,
January 1, 2011	$717
Additions based on tax positions related to 2011	1,571
Reductions for tax positions of prior years	(6)
Reductions as a result of a lapse of the applicable statute of limitations	201

Gross unrecognized tax benefits balance, December 31, 2011	$2,483
Reductions as a result of a lapse of the applicable statute of limitations	(164)
Settlements	(173)

Gross unrecognized tax benefits balance, December 31, 2012	$2,146

Accrued interest and penalties associated with uncertain tax positions are recognized as a component of the income tax provision. Accrued interest and penalties of $752 and $660 are included with the related tax liability line in the accompanying consolidated balance sheets as of December 31, 2012 and 2011, respectively.
At December 31, 2012, the Company believes that it is reasonably possible that the balance of the gross unrecognized tax benefits could decrease by $490 to $1,656 in the next twelve months due to ongoing activities with various taxing jurisdictions that the Company expects may give rise to settlements or the expiration of statute of limitations. The Company continually evaluates expiring statutes of limitations, audits, proposed settlements, changes in tax law and new authoritative rulings.
The Company is subject to examination by federal and state taxing authorities. Periods subsequent to December 31, 2007, are open for audit by the Internal Revenue Service (IRS). The SHUSA consolidated return, of which the Company is a part, is currently under IRS examination for the period 2008-2010. Periods subsequent to December 31, 2005, are open for audit by various state taxing authorities.

15.	Servicing Fee Income
The Company is a party to various servicing agreements, including an agreement with Sovereign Bank (“Sovereign”), a subsidiary of SHUSA, to service auto retail installment contracts and recreational and marine vehicle portfolios. At December 31, 2012 and 2011, total serviced portfolios were $2,474,429 and $3,557,984, respectively, of which the Sovereign portfolios were $1,673,110 and $2,524,750, respectively. The Company formerly was a party to a third-party servicing agreement to service a portfolio of auto retail installment contracts that in December 2011 was transferred to two entities consolidated in the Company’s financial statements (see Note 16). Servicing fee income and receivable and cash collections received and payable to investor on the serviced portfolios as of and for the years ended December 31, 2012 and 2011, were as follows:

	2012	2011

Cash collections due to owner	$59,067	$98,513
Servicing fees	$29,270	$244,323
Servicing fees receivable	$4,471	$11,992

16.	Noncontrolling Interest
In December 2011, SCUSA entered into servicing agreements with Auto Loan Acquisition 2011‑A LLC (“ALA‑A”) and Auto Loan Acquisition 2011‑B LLC (“ALA‑B”), Delaware limited liability companies, two entities that were determined to be VIEs. Two investors in Auto Finance Holdings are the equity investors in the VIEs. Although SCUSA has no equity interest in the VIEs, it has variable interests in the VIEs including the servicing agreements and the original investment in subordinated bonds with the face value of $360,000 by the VIEs. Because the Company has the power, through execution of the servicing agreements, to direct the activities of the VIEs that have the most impact on the VIEs’ performance, and has the potential to absorb losses of the entities because of the investment in the bonds, SCUSA is considered the primary beneficiary. Accordingly, these VIEs are consolidated in SCUSA’s consolidated financial statements.
The VIEs are treated as partnerships for federal income tax purposes. The agreements establishing the VIEs state that the Company’s investment in the Class E Bonds is to be treated as equity for federal income tax purposes. The Company has indemnified the other partners for their cumulative tax liability related to their investments in the VIEs. Payments made under this indemnification agreement totaled $28,080 during the year ended December 31, 2012, and $27,825 was recorded as a receivable and included in other assets as of that date.
During 2012, based on updated cash flow projections, the Company determined that it did not expect to receive all of the servicing fees accrued under the terms of the servicing agreements, or the interest accrued on those servicing fees, and recorded impairment totaling $121,185.
The Company did not provide any financial support that it was not contractually obligated to provide for the years ended December 31, 2012 and 2011.

The following table sets forth the carrying amounts of the assets and liabilities of ALA-A and ALA-B, and the Company’s maximum exposure to loss in these VIEs:

	Year Ended	Year Ended
	December 31, 2012	December 31, 2011
Carrying amount of assets	$1,526,919	$3,335,835
Carrying amount of liabilities	$1,479,212	$3,294,618

Maximum exposure to loss:
Investment in bonds	$285,554	$286,396
Interest receivable on bonds	$31,760	$2,480
Servicing fee receivable*	$29,264	$27,290

Indemnification payments for tax	$28,080

* Net of recorded impairment in 2012

17.	Commitments and Contingencies
The Company has entered into various operating leases, primarily for office space and computer equipment. Lease expense incurred totaled $4,934 and $6,468 during 2012 and 2011, respectively. The remaining obligations under the lease commitments at December 31, 2012, are as follows:

2013	$4,893
2014	4,348
2015	4,133
2016	3,140
2017	2,575
Thereafter	—

$19,089

In connection with the sale of retail installment contracts through securitizations, the Company has made standard representations and warranties customary to the consumer finance industry. Violations of these representations and warranties may require the Company to repurchase loans previously sold. As of December 31, 2012, the Company had no repurchase requests outstanding. In the opinion of management, the potential exposure of other recourse obligations related to the Company’s retail installment contract sales agreements will not have a material adverse effect on the Company’s consolidated financial position, results of operations, or cash flows.
The Company has letters of credit commitments by Santander — NY totaling $500,000 at December 31, 2012 and 2011. The amount issued was zero and $285,900 as of December 31, 2012 and 2011, respectively. The letters of credit are collateral for the Santander Drive 2010‑H securitization reserves and certain warehouse agreements. These letters of credit will expire December 31, 2013.

Santander has provided guarantees on the covenants, agreements, and obligations of the Company under the governing documents of the securitizations where SCUSA is a party for the securitizations. This includes, but is not limited to, the obligations of SCUSA as servicer and transferor to repurchase certain receivables.
Periodically, the Company is party to or otherwise involved in legal proceedings arising in the normal course of business. The Company does not believe that there are any proceedings threatened or pending, if determined adversely, that would have a material adverse effect on the consolidated financial position, results of operations, or liquidity of the Company.

18.	Related‑Party Transactions
Related-party transactions not otherwise disclosed in these footnotes to the consolidated financial statements include the following:
The Company has warehouse line of credit agreements with Santander — NY, a subsidiary of Santander (see Note 11). Interest expense on these lines of credit totaled $15,152 and $54,737 for the years ended December 31, 2012 and 2011, respectively. Accrued interest was $2,135 and $2,509 at December 31, 2012 and 2011, respectively.
The Company had unsecured credit agreements with Benelux, a subsidiary of Santander. These agreements terminated on December 30, 2011. Interest expense totaled $4,990 for the year ended December 31, 2011.
The Company has letters of credit issued by Santander — NY (see Note 17). Letter of credit fees, which are included as a component of interest expense, totaled $238 and $2,720 for the years ended December 31, 2012 and 2011, respectively. Accrued fees totaled $128 and $882 at December 31, 2012 and 2011, respectively.
The Company has derivative financial instruments with Santander with outstanding notional amounts of $6,324,625 and $5,768,822 at December 31, 2012 and 2011, respectively (see Note 13). Interest expense on these agreements, which is included as a component of interest expense, totaled $54,361 and $121,907 for the years ended December 31, 2012 and 2011, respectively.
Produban Servicios Informaticos Generales S.L., a Santander affiliate, is under contract with the Company to provide professional services, telecommunications, and internal and/or external applications. Expenses incurred, which are included as a component of data processing, communications and other expenses, totaled $148 and $160 for the years ended December 31, 2012 and 2011, respectively.
On December 31, 2011, SCUSA completed the sale to certain members of SCUSA’s management of 67,373.99 shares of SCUSA common stock for an aggregate consideration of approximately $2,077. These loans will be paid back to the Company over a four year term. The balance on the loans totaled $1,562 and $2,077 at December 31, 2012 and 2011, respectively.
On December 21, 2012, the Company entered into a Master Services Agreement (MSA) with a company in which it has a cost method investment and holds a warrant to increase its ownership if certain vesting conditions are satisfied. The MSA enables SCUSA to review credit applications of retail store customers. No applications had been reviewed as of December 31, 2012.

19.    Fair Value of Financial Instruments
FASB ASC 825, Financial Instruments, requires that the Company disclose estimated fair values of its financial instruments. Fair value, estimates, methods, and assumptions are as follows (in thousands):

	December 31, 2012		December 31, 2011
	Carrying	Estimated	Carrying	Estimated
	Value	Fair Value	Value	Fair Value

Cash and cash equivalents (a)	70,887	70,887	54,409	54,409
Restricted cash (a)	1,290,461	1,290,461	1,658,166	1,658,166
Retail installment contracts (b)	16,203,926	17,037,855	16,581,565	17,862,740
Receivables from lenders (c)	61,894	61,894	134,138	134,138
Notes payable (d)	3,684,553	3,684,553	4,266,405	4,266,405
Notes payable related to securitized retail installment contracts (e)	12,543,442	12,712,009	12,436,984	12,453,656
TALF loan payable (f)	—	—	87,129	87,129

(a)    Cash and Cash Equivalents and Restricted Cash — The carrying amount of cash and cash equivalents, including restricted cash, approximated fair value at December 31, 2012 and 2011, due to the short maturity of these instruments and is considered a Level 1 measurement.
(b)    Retail Installment Contracts — Retail installment contracts are carried at amortized cost. The estimated fair value is calculated based on estimated market rates for similar contracts with similar credit risks and is considered a Level 3 measurement.
(c)    Receivables from Lenders — Receivables from lenders are carried at amortized cost. The estimated fair value is calculated based on estimated market rates for similar receivables with similar credit risks and is considered a Level 3 measurement.
(d)    Notes Payable — The carrying amount of notes payable is estimated to approximate their fair values as of December 31, 2012 and 2011. Management believes that the terms of these credit agreements approximate market terms for similar credit agreements as of December 31, 2012 and 2011. The fair value of notes payable is considered a Level 3 measurement.
(e)    Notes Payable Related to Securitized Retail Installment Contracts — The estimated fair value of notes payable related to securitized retail installment contracts is calculated based on market quotes for the Company’s publicly traded debt and estimated market rates currently available from recent transactions involving similar debt with similar credit risks, and is considered a Level 2 measurement.
(f)    TALF Loan Payable — The estimated fair value of the loan payable was calculated based on estimated market rates currently available from recent transactions involving similar debt with similar credit risks and is considered a Level 3 measurement.

The following table presents the Company’s assets and liabilities that are measured at fair value on a recurring basis during the years ended December 31, 2012 and 2011, and are categorized using the fair value hierarchy. The fair value hierarchy includes three levels based on the reliability of the inputs used to determine the fair value:

	Fair Value Measurements at December 31, 2012
		Quoted Prices	Significant
		in Active	Other	Significant
		Markets for	Observable	Unobservable
		Identical Assets	Inputs	Inputs
	Total	(Level 1)	(Level 2)	(Level 3)

Assets — investments
available-for-sale (a)	$95,600	$—	$95,600	$—
Liabilities — hedging interest rate swaps (b)	$20,759	$—	$20,759	$—
Liabilities — trading interest rate swaps (b)	$52,546	$—	$52,546	$—

	Fair Value Measurements at December 31, 2011
		Quoted Prices	Significant
		in Active	Other	Significant
		Markets for	Observable	Unobservable
		Identical Assets	Inputs	Inputs
	Total	(Level 1)	(Level 2)	(Level 3)

Assets — investments
available-for-sale (a)	$188,299	$—	$188,299	$—
Liabilities — hedging interest rate swaps (b)	$32,395	$—	$32,395	$—
Liabilities — trading interest rate swaps (b)	$61,373	$—	$61,373	$—

(a)Quoted market prices for the Company’s investments available for sale are not readily available. The Company’s principal markets for its investment securities are the secondary institutional markets with an exit price that is predominantly reflective of bid-level pricing in these markets. The Company estimated fair values for these securities by evaluating pricing information from a combination of sources such as third-party pricing services, third-party broker quotes for certain securities, and other independent third-party valuation sources. These quotes are benchmarked against similar securities that are more actively traded in order to assess the reasonableness of the estimated fair values. The fair market value estimates assigned to these securities assume liquidation in an orderly fashion and not under distressed circumstances.

(b)The valuation of interest rate swaps is determined using widely accepted valuation techniques including discounted cash flow analysis on the expected cash flows of each swap. This analysis reflects the contractual terms of the swaps, including the period to maturity, and uses observable market-based inputs. The Company incorporates credit valuation adjustments to appropriately reflect both its own nonperformance risk and the respective counterparty’s nonperformance risk in the fair value measurement of its derivatives. In adjusting the fair value of its derivative contracts for the effect of nonperformance risk, the Company has considered the impact of netting and any applicable credit enhancements, such as collateral postings and guarantees. Effective January 1, 2012, the Company made an election to use the exception in ASC 820-10-35-18D (commonly referred to as the “portfolio exception”) with respect to measuring counterparty credit risk for derivative instruments.

No amounts were transferred in or out of Level 3 during 2012 or 2011.

The changes in the Company’s Level 3 balances during the year ended December 31, 2011, are as follows:

Liabilities - Interest Rate Swaps
December 31, 2011

Balance — beginning of year	$4,604
Gains/losses in OCI	216
Gains/losses in earnings	(1,115)
Settlements	(3,705)
Balance — end of year	$—

The following table presents the Company’s assets and liabilities that are measured at fair value on a nonrecurring basis during the years ended December 31, 2012 and 2011, and are categorized using the fair value hierarchy:

Fair Value Measurements at December 31, 2012
		Quoted Prices	Significant
		in Active	Other	Significant
		Markets for	Observable	Unobservable
		Identical Assets	Inputs	Inputs
	Total	(Level 1)	(Level 2)	(Level 3)

Assets — repossessed
vehicle inventory	$82,249	$—	$82,249	$—

Fair Value Measurements at December 31, 2011
		Quoted Prices	Significant
		in Active	Other	Significant
		Markets for	Observable	Unobservable
		Identical Assets	Inputs	Inputs
	Total	(Level 1)	(Level 2)	(Level 3)

Assets — repossessed
vehicle inventory	$88,757	$—	$88,757	$—

The Company estimates the fair value of its repossessed vehicle inventory using historical auction rates, the Company’s own recovery rate experience, and current market levels of used car prices.

20.	Employee Benefit Plans
SCUSA Compensation Plan - Beginning in 2012, the Company granted stock options to certain executives and other employees under a Management Equity Plan (the “Plan”). The Plan is administered by the Board of Directors and enables the Company to make stock awards up to a total of approximately 11 million common shares (net of shares canceled and forfeited), or 8.5% of the equity invested in the Company as of December 31, 2011. Stock options for approximately 9.3 million of the shares were granted at the original grant date in February 2012. Additional stock options were granted later in the year. At December 31, 2012, the Company had approximately 1.8 million shares that were available to grant under the Plan.
The stock options granted during 2012 were granted with an exercise price based on the fair market value of the Company’s common stock on the date of issuance, estimated to be equal to the value indicated by the December 31, 2011, equity transactions described in Note 3. The stock options expire after ten years and include both time vesting options and performance vesting options. The Company will issue new shares when options are exercised. As long as an option holder remains employed by the Company, the time vesting options become vested and exercisable in equal annual installments of 20% on each of the first five anniversaries of the December 31, 2011, equity transactions, while the performance vesting options have the same time requirements and additionally require certain annual or cumulative ROE targets to be met. These targets are an ROE of 27.5% for each of 2012 and 2013 and 18.0% for each of the years 2014 through 2016, or average annual ROE of 25.0% for the five-year period.
No shares obtained through exercise of stock options may be transferred until the later of December 31, 2016, and the Company’s execution of an IPO (the later date of which is referred to as the Lapse Date). Limited transfer rights exist after December 31, 2016 if an IPO has not yet occurred by that date. Until the Lapse Date, if an employee leaves the Company, the Company has the right to repurchase any or all of the stock obtained by the employee through option exercise. If the employee is terminated for cause (as defined in the Plan) or voluntarily leaves the Company without good reason (as defined in the Plan), the repurchase price is the lower of the strike price or fair market value at the date of repurchase. If the employee is terminated without cause or voluntarily leaves the Company with good reason, the repurchase price is the fair market value at the date of repurchase.
Accounting for stock-based compensation requires that the cost resulting from all stock-based payments be recognized in the financial statements based on the grant-date fair value of the award, estimated using an option-pricing model. The Company uses the Black-Scholes option-pricing model, with assumptions relating to dividends, expected life of options granted, expected volatility, and risk-free interest rate, to determine the fair value of stock option awards. Expected dividends were determined based on management’s projections. The expected life of options granted represents the period of time for which the options are expected to be outstanding, taking into account the vesting period and expiration date. The expected volatility is based on the historical volatility of guideline public companies over the estimated expected life of the options. The risk-free interest rate is derived from the U.S. Treasury rate with a maturity date corresponding to the stock options’ expected life. The Company also estimated option forfeitures at the time of grant and will revise those estimates in subsequent periods if actual forfeitures significantly differ from those estimates.

The fair value of the stock options is amortized into income over the vesting period as time and performance conditions are met. Management believes the restriction on selling any shares obtained through option exercise until an IPO occurs causes the IPO event to constitute a performance condition; because an IPO had not been executed as of December 31, 2012, no stock compensation expense was recorded in 2012. As of December 31, 2012, there was approximately $148 million of total unrecognized compensation cost related to stock options granted but for which the IPO performance condition had not been met. That cost is expected to be recognized over a period beginning when an IPO occurs and ending on December 31, 2016, or entirely upon occurrence of an IPO if after that date.

A summary of the Company’s stock options and related activity as of and for the year ended December 31, 2012, is presented below:

				Average
		Weighted Average		Remaining
		Exercise Price		Contractual
	Shares	Adjusted*	Original*	Term (Years)

Options outstanding at January 1, 2012	—	$—	$—
Granted	9,340,407	27.37	32.21
Exercised	—	—	—
Expired	—	—	—
Forfeited	(53,870)	25.97	30.81

Options outstanding at December 31, 2012	9,286,537	27.38	32.22	9.0

Options exercisable at December 31, 2012	1,838,242	27.38	32.22	9.0

*Exercise prices have been retroactively adjusted to reflect dividend protection adjustment for dividends paid in 2012.
A summary of the status and changes of the Company’s nonvested stock option shares as of and for the year ended December 31, 2012, is presented below:

		Weighted Average
		Grant Date Fair Value
	Shares	Adjusted*	Original*

Non-vested at January 1, 2012	—	$—	$—
Granted	9,340,407	27.37	32.21
Vested	(1,838,242)	27.38	32.22
Forfeited	(53,870)	25.97	30.81
Non-vested at December 31, 2012	7,448,295	$27.37	$32.21

*Exercise prices have been retroactively adjusted to reflect dividend protection adjustment for dividends paid in 2012.

Santander Stock‑Based Compensation Plan — Santander has established a stock‑based compensation plan for certain employees of the Company. The compensation plan is linked to Santander’s earnings per share growth in comparison to similar financial institutions. The shares are awarded based on performance during specific cycles at various per share prices.

•	Cycle one, from July 2007 through June 2009, had maximum authorized shares of 96,030 at a price of $19.38 per share. The cycle closed with total shares distributed of 77,469.

•	Cycle two, from July 2007 through June 2010, had maximum shares authorized of 144,120 at a price of $19.38 per share. The cycle closed with total shares distributed of 114,040.

•	Cycle three, from July 2008 through June 2011, had maximum shares authorized of 147,908 at a price of $7.29 per share. The cycle closed with total shares distributed of 120,732.

•	Cycle four, from July 2009 through June 2012, had maximum authorized shares of 157,611 at a price of $6.50 per share. The cycle closed with total shares distributed of 43,475.

•	Cycle five, from July 2010 through June 2013, has maximum authorized shares of 163,302 at a price of $6.87 per share.
The shares are awarded at the end of each cycle; however, the awarding of these shares is contingent upon Santander meeting the specified performance requirements during each cycle and each employee’s continued employment with the Company.
The Company recognized compensation expense related to this plan totaling $608 and $880 during the years ended December 31, 2012 and 2011, respectively.
Defined Contribution Plan — The Company sponsors a defined contribution plan offered to qualifying employees. Employees participating in the plan may contribute up to 15% of their base salary, subject to federal limitations on absolute amounts contributed. The Company will match up to 6% of their base salary, with matching contributions of 100% of employee contributions. The total amount contributed by the Company in 2012 and 2011 was $4,607 and $3,940, respectively.

21.	Subsequent Events
On February 6, 2013, the Company entered into an agreement with a significant U.S. vehicle manufacturer to serve as the manufacturer’s private label finance provider for consumer and dealer lending. In connection with this agreement, the Company entered into an additional agreement which allows for the manufacturer to acquire an equity interest, at market value, in the private label business, at the option of the manufacturer.
The Company has evaluated and disclosed subsequent events through February 28, 2013, the date these financial statements were available to be issued.
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